Exhibit 19.1
PRIME MEDICINE, INC.
AMENDED AND RESTATED INSIDER TRADING POLICY

This Amended and Restated Insider Trading Policy (as may be amended, modified and/or restated from time to time, the “Insider Trading Policy”) is intended to prevent the misuse of material nonpublic information, insider trading in securities, and the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand and comply with this Insider Trading Policy and applicable laws. Our Board of Directors has approved this Insider Trading Policy and we have appointed the senior executive of the Legal Department as the Compliance Officer (with designees thereof, the “Compliance Officer”) to administer the policy and to be available to answer your questions. Please contact the Compliance Officer at [***] if you have any questions regarding the policy.

PART I. OVERVIEW

A. To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, officers, employees, designated consultants and contractors who have access to Company’s material non-public information, and anyone employed by or acting as a director of the Company’s subsidiaries. This Insider Trading Policy applies to any and all transactions in Company Securities (as defined below) by such persons and their Affiliated Persons (as defined below), as well as any other individuals whom the Compliance Officer may designate as Covered Persons (defined below) because they have access to material nonpublic information about the Company. As used herein, “Company Securities” include its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as restricted stock units, preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

In addition, the Company’s directors, executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and individuals set forth on Exhibit A hereto who are designated by the Compliance Officer because they have access to material nonpublic information about the Company (collectively, “Covered Persons”) must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”). Generally, the Trading Procedures provide rules for when Covered Persons can trade in Company Securities and explain the process for mandatory pre-clearance of proposed trades. You will be notified if you are considered to be a Covered Person who is required to comply with the Trading Procedures.

This Insider Trading Policy and, for Covered Persons, the Trading Procedures, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

•your “Family Members” (“Family Members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.);

•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;

•all persons who execute trades on your behalf; and

•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and you have (or an affiliated entity has) represented to the Company, which such notification may be satisfied by the completion of Exhibit C hereto, that your affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the first trading day after any material nonpublic information known to you has become public or is no longer material.

B. What is Prohibited by this Insider Trading Policy?

“Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material nonpublic information (see definition below) about that company and/or (2) disclosing material nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company. You and your Affiliated Persons are prohibited from engaging in insider trading and from otherwise trading in securities in violation of this Insider Trading Policy.

Prohibition on Trading in Company Securities

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from trading (whether for your account or for the account of another) in Company Securities, except for trades made pursuant to plans approved by the Compliance Officer in accordance with this policy that are intended to comply with the affirmative defense of Rule 10b5-1 under the Exchange Act.

The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Covered Person in compliance with the Trading Procedures.

The trading prohibitions in this Insider Trading Policy do apply, however, to the use of outstanding Company Securities to pay part or all of the exercise price of a stock option, any sale of stock as part of a broker-assisted cashless exercise of an option and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Prohibition on Tipping

Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving Company Securities, or otherwise give trading advice concerning Company Securities, if you are in possession of material nonpublic information about the Company.

Prohibition on Trading in Securities of Other Companies

Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company (1) with which the Company has an existing business relationship, including but not limited to, the Company’s vendors, suppliers, or collaboration, marketing, research, development or licensing partners, or (2) with which the Company is in active discussions concerning a potential transaction or business relationship, neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others, or engage in any other action to take advantage of that information.

If your work regularly involves handling or discussing confidential information of one of companies in either of the foregoing categories, you should consult with the Compliance Officer before trading in any of that company’s securities.

Other Prohibited Transactions

•No Short Sales. You may not at any time sell any securities of the Company that are not owned by you at the time of the sale.

•No Purchases or Sales of Derivative Securities or Hedging Transactions. You may not buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of Company Securities or an opportunity, direct or indirect, to profit from any change in the value of Company Securities or engage in any other hedging transaction with respect to Company Securities, at any time.

•No Company Securities Subject to Margin Calls. You may not use Company Securities as collateral in a margin account.

•No Pledges. You may not pledge Company securities as collateral for a loan (or modify an existing pledge).

Duration of Trading Prohibitions

The trading prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight. Each of us is expected to use good judgment to avoid situations that can lead to even the appearance of impropriety.

Restricted Trading Periods

From time to time, in connection with an announcement of material information about the Company or when significant developments or announcements are anticipated, we may impose a temporary prohibition on trading in our securities, or in the securities of other companies, that applies to specified individuals, groups of employees or, in rare instances, all persons covered by this Insider Trading Policy. You may be notified by e-mail and/or other means of the imposition and, if known, the expected duration of the trading prohibition. During that period, no person covered by such a notice may trade in our securities (subject to the limited exceptions set forth in this Insider Trading Policy). The imposition of a restricted trading period for certain persons or groups of employees may not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company.

C. What is Material, Nonpublic Information?

This Insider Trading Policy prohibits you from trading in Company Securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.

“Material” Information

Information about us or any other company is “material” if it could reasonably be expected to affect the investment decisions of a stockholder or potential investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about us or any other company. In simple terms, material information is any type of information, either positive or negative, that could reasonably be expected to affect the market price of Company Securities. We speak mostly in this Insider Trading Policy about determining whether information about us is material and nonpublic, but the same analysis applies to information that would preclude you from trading in securities of other companies.

While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•clinical trial results and related matters;

•significant adverse events in a clinical trial, or an expectation or an enactment of clinical hold;

•filing of an Investigational New Drug Application, the receipt of regulatory designations, or other significant regulatory events;

•significant interactions with a regulatory agency concerning the design, continuation or advancement of clinical trials or requirements for regulatory approval;

•significant new scientific discoveries or late-stage preclinical development achievements or failures from any lead or other important preclinical programs;

•plans to pursue, entry into, or termination of a major licensing, partnership, collaboration, manufacturing or supply agreement, or changes in relationships, including significant disputes, with major licensors, licensees, partners, collaborators, manufacturers, or suppliers;

•projections of future earnings or losses, or other earnings guidance;

•quarterly financial results that are known but have not been publicly disclosed;

•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;

•changes in senior management, significant employees, or the Board of Directors;

•significant actual or threatened litigation or governmental investigations or major developments in such matters;

•cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;

•significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);

•changes in dividend policy, declarations of stock splits, or proposed securities offerings or other financings;

•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and

•bankruptcies or receiverships.

The items above will not always be per se material. The information and events on this list still require determinations as to their materiality. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material. Because no “bright-line” standard or list of items can adequately address the range of situations that may arise, information and events should be carefully considered in terms of their materiality to the Company.

“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally (i.e., broadly to the investor community). To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, publishing the information on our website or posting on social media if those are regular ways we communicate with investors, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the completion of one full day of trading following the Company’s public release of the information, as described in more detail below. For that purpose, a full day of trading means a session of regular trading hours on the Nasdaq Stock Market (“Nasdaq”) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred.

For example, if the Company publicly announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.

D. What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The government pursues insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends of insiders, and trading involving only a small number of shares.

The penalties for violating rules against insider trading can be severe and include:

•forfeiting any profit gained or loss avoided by the trading;

•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;

•payment of criminal penalties of up to $5,000,000;

•payment of civil penalties of up to three times the profit made or loss avoided; and

•imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2.5 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

The Company considers any violation of this Insider Trading Policy to be a serious breach of our trust. Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating this policy or laws to disciplinary action by the Company, including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law.

It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

In the event that the Company receives regulatory inquiries from FINRA or another regulatory body regarding trading activities by you or an Affiliated Person, you are expected to fully and timely comply with any investigations relating to these inquiries by the Company or any agent thereof.

E. If You Have Questions

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.

F. How Do You Report a Violation of this Insider Trading Policy?

If you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to the Compliance Officer.

PART II. TRADING PROCEDURES

A. Special Trading Restrictions Applicable to Covered Persons

In addition to the restrictions on trading in Company Securities set forth above, Covered Persons and their Affiliated Persons are subject to the following special trading restrictions:

1.Special Closed Trading Periods

The Compliance Officer may designate, from time to time, a “Special Closed Window” during what would otherwise be a permitted trading window. During a Special Closed Window, designated Covered Persons (which could be all Covered Persons or a subset of them) may not trade in Company Securities. The Compliance Officer may also impose a Special Closed Window on Covered Persons or a subset of them to prohibit trading in the securities of other companies to ensure compliance with this policy. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company.

2.Gifts and Other Distributions in Kind

No Covered Person may donate or make any other transfer of Company securities without consideration when the Covered Person is not permitted to trade. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy. Making a gift shall be considered trading in securities for purposes of the Pre-Clearance Procedures and Post-Trade Reporting Procedures in Section II.C. below.

B. Pre-Clearance Procedures

No Covered Person may trade in Company Securities, even during an open trading window, unless the trade has been approved by the Compliance Officer in accordance with the procedures generally as set forth below. In reviewing trading requests, the Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for their own trades from the Chief Executive Officer or Chief Financial Officer.

1.Procedures. No Covered Person may trade in Company Securities until:

•The Covered Person has notified the Compliance Officer of the amount and nature of the proposed trade(s) using a Stock Transaction Request form, such as the example attached to this Insider Trading Policy as Exhibit B or a substitute electronic form. To provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;

•The Covered Person has certified to the Compliance Officer in writing prior to the proposed trade(s) that he/she is not in possession of material, nonpublic information concerning the Company;

•If the Covered Person is an executive officer or director, or is required to file reports under Section 16 of the Exchange Act, the Covered Person has informed the Compliance Officer whether, to the Covered Person’s best knowledge, (a) the Covered Person has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

•The Compliance Officer or her designee has approved the trade(s) and has certified such approval in writing (which may be by e-mail).

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Covered Person from, the consequences of prohibited insider trading.

2.Additional Information.

Covered Persons shall provide to the Compliance Officer any documentation reasonably requested by the Compliance Officer in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

3.Notification of Brokers of Covered Person Status

Covered Persons who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Covered Person is subject to Section 16; (b) the broker shall confirm that any trade by the Covered Person or any of their Affiliated Persons has been precleared by the Company; and (c) the broker is expected to provide transaction information to the Covered Person and/or Compliance Officer on the day of a trade.

4.No Obligation to Approve Trades.

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade. The Compliance Officer may reject any trading request at their sole discretion.

From time to time, an event may occur that is material to the Company and is known by only a few directors and employees. The Compliance Officer may decline a Covered Person’s request to preclear a proposed trade based on the existence of a material nonpublic development – even if that particular Covered Person is not aware of the material, nonpublic development. If any Covered Person engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Covered Person and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Covered Person was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in Company Securities. The Compliance Officer will subsequently notify the Covered Person once the material, nonpublic development is disclosed to the public or resolved. If a Covered Person requests preclearance to trade in Company Securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason. Even if a Covered Person has received clearance, the Covered Person may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Covered Person has otherwise received notice that the trading window has closed or (iii) the Covered Person has or acquires material nonpublic information.

5.Completion of Trades.

After receiving written clearance to engage in a trade signed by the Compliance Officer, a Covered Person must complete the proposed trade within two (2) business days or make a new trading request.

6.Post-Trade Reporting.

Any transactions in Company Securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by a Covered Person (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the Compliance Officer in writing by the Covered Person or their brokerage firm on the same day in which a trade order is placed or such a transaction is otherwise entered into. The report shall include the date of the transaction, quantity of shares, the price, the name of the broker-dealer that effected the transaction and whether the trade was made pursuant to a valid Rule 10b5-1 Plan (as defined below). This reporting requirement may be satisfied by providing (or having the Insider’s broker provide) a trade order confirmation to the Compliance Officer if the Compliance Officer receives such information by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C. Exemptions

1.Pre-Approved Rule 10b5-1 Plan.

Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows or pre-clearance procedures, and Covered Person are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Covered Persons to trade in Company Securities outside of the Company’s trading windows, even when in possession of material nonpublic information.

The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company Securities.

2.Employee Benefit Plans.

Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Covered Persons subject to Section 16 must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Covered Person in compliance with the Trading Procedures.

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase Company Securities pursuant to the employees’ advance instructions under the Company’s 2022 Employee Stock Purchase Plan. However, no Covered Person may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Covered Person of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.

D. Waivers

A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Compliance Officer or their designee or the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

PART III. AMENDMENT

This Insider Trading Policy may be amended from time to time with the approval of the Board of Directors or a designated committee thereof.

PART IV. ACKNOWLEDGEMENT

This Insider Trading Policy will be delivered to all current Covered Persons and to all Covered Persons at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached as Exhibit C hereto must be returned within ten (10) days of receipt via email to the Compliance Officer of the Company, at [***] or to:

Prime Medicine, Inc.
60 First Street Cambridge, MA 02141

All individuals subject to this Insider Trading Policy will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or a designee thereof.

Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

* * * * *
Adopted: August 19, 2022
Amended: February 27, 2025

EXHIBIT A

All directors, executive officers, other individuals subject to the reporting requirements of Section 16 of the Exchange Act and such other individuals as may be designated by the Company from time to time.
A-1

EXHIBIT B

EXAMPLE STOCK TRANSACTION REQUEST

Pursuant to Prime Medicine, Inc.’s Insider Trading Policy, I hereby notify Prime Medicine, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION
Insider’s Name:

INTENT TO PURCHASE
Number of shares
Intended trade date:
Means of acquiring shares:	☐	Acquisition through employee benefit plan (please specify):

	☐	Purchase through a broker on the open market
	☐	Other (please specify):

INTENT TO SELL
Number of shares
Intended trade date:
Means of selling shares:	☐	Sale through employee benefit plan (please specify):

	☐	Sale through a broker on the open market
	☐	Other (please specify):

SECTION 16			RULE 144 (Not applicable if transaction requested involves a purchase)
☐	(a) I am not subject to Section 16.	☐	(i) I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).
☐	(b) To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.	☐	(ii) To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.
☐	Neither (a) nor (b) above.	☐	(iii) The transaction requested will be made pursuant to an effective registration statement covering such transaction.
		☐	None of (i), (ii) or (iii) above.

B-1

CERTIFICATION
I hereby certify that I am not (1) in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy and (2) purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination of my employment or other relationship with the Company.

Insider’s Signature	Date

AUTHORIZED APPROVAL

Signature of Compliance Officer (or designee)	Date

CONFIRMATION OF TRANSACTION
☐	Purchase of shares:
	*Number of shares:	Price per share:	Date and approximate time of purchase:

☐	Sale of shares:
	*Number of shares:	Price per share:	Date and approximate time of purchase:

	Insider’s Signature		Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

B-2

EXHIBIT C

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy of Prime Medicine, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and, if applicable, the Trading Procedures included therein by all of my “Affiliated Persons”. I also understand and agree that I will be subject to sanctions, including termination of employment or other relationship with the Company, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or any brokerage firm managing the Company’s equity incentive plan(s) against the transfer of any Company securities that the Company considers to be in contravention of the Insider Trading Policy.

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any stop-transfer orders to the Company’s transfer agent that the Company, in its sole discretion, deems appropriate to ensure compliance.

I hereby designate the following investment funds and partnerships as entities for which the Trading Procedures shall not apply:

I hereby represent to the Company that such entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

Date:	Signature:

Name:

C-1